SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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The Greenbrier Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Centerpointe Drive

Suite 200
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 7, 2003

To Our Stockholders:

      The Annual Meeting of Stockholders of The Greenbrier Companies, Inc. (the “Company”) will be held at 2:00 p.m. on Tuesday, January 7, 2003 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1.	Electing three directors of the Company;

2.	Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2003; and

3.	Transacting such other business as may properly come before the meeting.

      Only holders of record the Company’s Common Stock at the close of business on November 21, 2002 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Stockholders may vote in person or by proxy. A list of stockholders entitled to vote at the meeting will be available for examination by stockholders at the time and place of the meeting and during ordinary business hours, for a period of 10 days prior to the meeting, at the principal place of business of the Company, One Centerpointe Drive, Lake Oswego, Oregon 97035.

By Order of the Board of Directors,

Kenneth D. Stephens
Secretary

Lake Oswego, Oregon

November 27, 2002

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT 2003 Annual Meeting of Stockholders
VOTING
ELECTION OF DIRECTORS
COMPENSATION OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
STOCKHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF APPOINTMENT OF AUDITORS
OTHER BUSINESS
STOCKHOLDER PROPOSALS

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive
Suite 200
Lake Oswego, Oregon 97035

PROXY STATEMENT

2003 Annual Meeting of Stockholders

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company”) of proxies to be voted at the 2003 Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. on Tuesday, January 7, 2003 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the directors, for ratification of the appointment of the independent auditors and in support of the recommendations of management on such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by the Company’s officers and regular employees or by telephone, facsimile or electronic transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement is first being mailed to stockholders on or about November 27, 2002.

VOTING

      Holders of record of the Company’s Common Stock at the close of business on November 21, 2002, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of October 1, 2002, there were 14,121,132 shares of Common Stock outstanding and entitled to vote, and a majority, or 7,060,567 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Stockholders are not entitled to cumulative voting in the election of directors. Abstentions will be counted in determining whether a quorum is present for the meeting and will be counted as a vote against any proposal. Broker non-votes will also be counted in determining whether a quorum is present, but will not be counted either for or against the proposal at issue.

ELECTION OF DIRECTORS

      The Board of Directors is comprised of seven directors. The directors are divided into three classes, two of which are comprised of two directors each and one of which is comprised of three directors. One class is elected each year for a three-year term. The three nominees for election as directors to serve until the Annual Meeting of Stockholders in 2006, or until their respective successors are elected and qualified, are Alan James, William A. Furman and C. Bruce Ward. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The three nominees for director receiving the highest number of votes will be elected to the Board of Directors.

      Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below.

      If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournments or postponements thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

      The Board of Directors recommends a vote FOR the election of Messrs. James, Furman, and Ward.

      The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

				Expiration
			Director	of Current
Name	Age	Positions	Since	Term

Nominees for Election

Alan James(3)	72	Chairman of the Board of Directors	1981	2003

William A. Furman(3)	58	President, Chief Executive Officer and Director	1981	2003

C. Bruce Ward	72	Chairman of Gunderson, Inc. and Director	1994	2003

Directors Continuing in Office

Peter K. Nevitt(1)(2)	75	Director	1994	2004 (4)

A. Daniel O’Neal, Jr.	66	Director	1994	2004

Victor G. Atiyeh(1)(2)	79	Director	1994	2005

Benjamin R. Whiteley(1)(2)	73	Director	1994	2005

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Messrs. James and Furman have entered into a Stockholders’ Agreement pursuant to which they have agreed to vote their shares together to elect each other as a director of the Company. See information under the caption Stockholdings of Certain Beneficial Owners and Management elsewhere in this Proxy Statement.

(4)	Mr. Nevitt passed away on November 18, 2002 as this Proxy Statement was in preparation for mailing. The Company anticipates that, as provided in the Bylaws, the Board of Directors will appoint a successor to serve the balance of Mr. Nevitt’s term.

     Alan James, Chairman of the Board of Directors. Mr. James has served as Chairman of the Company’s Board of Directors since its initial public offering in 1994 and has been associated with the Company and its predecessor company since 1974. Mr. James was President of Greenbrier Leasing Corporation (“Greenbrier Leasing”) from 1979 to 1983. Prior to the acquisition of Greenbrier Leasing in 1981, Mr. James served as President and as a member of the Board of Directors of TransPacific Financial Corporation. Prior to joining TransPacific, Mr. James was Senior Vice President of Marketing for GATX-ARMCO-Boothe in San Francisco, California.

      William A. Furman, President, Chief Executive Officer and Director. Mr. Furman has served as the Company’s President and Chief Executive Officer since 1994. Mr. Furman also been Managing Director of TrentonWorks Limited since March 1995 and was Chief Executive Officer of Gunderson Inc. (“Gunderson”) from 1990 to 2000. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

      C. Bruce Ward, Director. Mr. Ward is Chairman of the Board of Directors of Gunderson. Mr. Ward has served as Chairman of Gunderson since 1990 and was its President and Chief Executive Officer from 1985 to 1989. Mr. Ward serves as a director of Stimson Lumber Company, a privately-held forest products company.

      Peter K. Nevitt, Director. Mr. Nevitt was President and Chief Executive Officer of Mitsui Nevitt Capital Corporation from its inception in 1988 through 1996. From 1977 through 1987, he was first President and later Chairman of BankAmeriLease Companies, subsidiaries of BankAmerica Corporation engaged in equipment leasing. Mr. Nevitt passed away on November 18, 2002 as this Proxy Statement was in preparation for mailing. The Company anticipates that, as provided in the Bylaws, the Board of Directors will appoint a successor to serve the balance of Mr. Nevitt’s term.

      A. Daniel O’Neal, Jr., Director. Mr. O’Neal has been a director of Gunderson since 1985. From 1973 until 1980, Mr. O’Neal served as a commissioner of the Interstate Commerce Commission and, from 1977 until 1980, served as its Chairman. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He has been Chairman of Washington State’s Freight Mobility Board since being appointed by the Governor in 1998.

      Victor G. Atiyeh, Director. Mr. Atiyeh has been a principal in Victor Atiyeh & Co., international trade consultants since 1987. He was Governor of the State of Oregon from January 1979 to January 1987. He also serves as a director of Key Knife located in Tualatin, Oregon and Cedars Bank located in Los Angeles, California.

      Benjamin R. Whiteley, Director. Mr. Whiteley is retired Chairman and Chief Executive Officer of Standard Insurance Company, a life insurance company. He served as President and Chief Executive Officer of Standard Insurance Company from 1983 to 1993 and as Chairman and Chief Executive Officer from 1992 to 1994. He served as Chairman of the Board from 1993 to 1998. Mr. Whiteley has served as a director of several publicly held companies headquartered in Oregon.

      During the year ended August 31, 2002, the Board of Directors held five meetings. The Company maintains a standing Audit Committee and Compensation Committee but does not maintain a standing nominating committee.

      Messrs. Atiyeh, Nevitt and Whiteley are the members of the Audit and Compensation Committees of the Board of Directors. Each of the Audit and Compensation Committees held four meetings during the year ended August 31, 2002. The reports of both Committees for the year are included in this Proxy Statement.

COMPENSATION OF DIRECTORS

      Members of the Board of Directors who are officers of the Company are not separately compensated for serving on the Board of Directors. Directors who are not officers of the Company are paid an annual retainer of $24,000 and a meeting fee of $1,000 per meeting, plus reimbursement of expenses. In addition subsequent to year-end, each director other than Messrs. James and Furman received options to purchase 10,000 shares of the Company’s Common Stock at $4.36 per share, the market price of the Common Stock on the date of grant. Such options vest at a rate of 20 percent per year over the next five years. During 2002, the Company awarded Messrs. Atiyeh, Nevitt, O’Neal, Ward and Whiteley each an option to purchase 5,000 shares of the Company’s Common Stock at $7.58 per share, the market price on the date of grant. Mr. Whiteley also serves as a director of Gunderson Inc. and, as such, receives a meeting fee of $1,000 per meeting of Gunderson Board of Directors, plus reimbursement of expenses. During the year ended August 31, 2002, Mr. Nevitt received consulting fees aggregating $60,000.

CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

      James-Furman & Company Partnership. Mr. James, Chairman of the Board of Directors, and Mr. Furman, President and Chief Executive Officer of the Company, are partners in a general partnership, James-Furman & Company (the “Partnership”), that, among other things, engages in the ownership, leasing and marketing of railcars and other surface transportation equipment and programs for refurbishing and marketing of used railcars. In 1989, the Partnership and the Company entered into presently existing agreements pursuant to which the Company manages and maintains railcars owned by the Partnership in exchange for a fixed monthly fee that is no less favorable to the Company than the fee the Company could obtain for similar services rendered to unrelated parties. The maintenance and management fees paid to the Company under such agreements in 2002 aggregated $77,598. In addition, the Partnership paid the Company fees of $60,000 in 2002 for administrative and other services. The management and maintenance agreements presently in effect between the Company and the Partnership provide that in remarketing railcars owned by the Partnership and the Company, as well as by unaffiliated lessors, the Company will, subject to the business requirements of prospective lessees and regulatory requirements, grant priority to that equipment which has been off-lease and available for the longest period of time. Additions to the lease fleet of new or used equipment are deemed to be off-lease and available from the date of addition to the fleet.

      Such agreements also provide that the Partnership will grant to the Company a right of first refusal with respect to any opportunity originated by the Partnership in which the Company may be interested involving the manufacture, purchase, sale, lease, management, refurbishing or repair of railcars or other surface transportation equipment. The right of first refusal provides that prior to undertaking any such transaction the Partnership must offer the opportunity to the Company and must provide the disinterested, independent members of the Board of Directors a period of not less than 30 days in which to determine whether the Company desires to pursue the opportunity. The right of first refusal in favor of the Company continues for a period of 12 months after the date that both of Messrs. James and Furman cease to be officers or directors of the Company. The Partnership has advised the Company that it does not currently expect to pursue acquisitions of additional railcars.

      Indebtedness of Management. Since the beginning of the Company’s last fiscal year, no director or executive officer of the Company has been indebted to the Company or its subsidiaries except that L. Clark Wood, President of the Company’s manufacturing operations is indebted to Greenbrier Leasing Corporation in the amount of $300,000 under the terms of a promissory note payable upon demand and secured by a mortgage on Mr. Wood’s residence. The note does not bear interest and has not been amended since the issuance of the note.

      Option on Properties. The Company has granted Messrs. James and Furman a 10-year option to purchase three parcels of residential real estate owned by the Company and adjacent to property presently owned by Mr. Furman at a purchase price equal to the greater of the Company’s adjusted basis in the properties or fair market value, as determined by an independent appraiser selected by the Company. The option expires in July 2004. The option also includes a right of first refusal in favor of Messrs. James and Furman in the event the Company desires to sell the properties to a third party.

      Policy. It is the Company’s policy that all proposed transactions by the Company with directors, officers, five percent stockholders and their affiliates be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of its Board of Directors.

EXECUTIVE COMPENSATION

Cash and Non-Cash Compensation Paid To Certain Executive Officers

      The following table sets forth, for the years ended August 31, 2002, 2001 and 2000, compensation information with respect to the Company’s (a) Chief Executive Officer and (b) each of the other most highly compensated executive officers (collectively, “Named Executive Officers”), based on the salary and bonus earned during 2002.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Awards

					Securities
					Underlying
				Other Annual	Options/	All Other
		Salary	Bonus(1)	Compensation	SARs(2)	Compensation
Name and Principal Position	Year	($)	($)	($)	(#)	($)

Alan James	2002	216,000	—	—	—	—
Chairman of the Board	2001	237,000	—	—	—	—
	2000	240,000	400,000	—	—	—
William A. Furman	2002	432,000	—	—	—	62,661	(3)
President and Chief	2001	468,000	—	—	—	90,849	(3)
Executive Officer	2000	480,000	400,000	—	—	61,501	(3)
L. Clark Wood	2002	202,969	—	—	—	201,305	(4)
President, Manufacturing	2001	219,375	—	—	25,000	204,726	(4)
Operations	2000	210,000	200,000	—	25,000	242,523	(4)
Robin D. Bisson	2002	189,438	—	—	—	76,466	(5)
Sr. Vice President	2001	204,750	24,598	—	25,000	86,095	(5)
	2000	200,000	224,620	—	25,000	93,773	(5)
Norriss M. Webb	2002	175,396	—	—	—	244,609	(6)
Executive Vice President,	2001	189,250	—	—	20,000	250,421	(6)
and General Counsel	2000	184,000	150,000	—	25,000	312,898	(6)

(1)	Includes bonuses paid during the year or paid during the subsequent year but attributable to the year indicated.

(2)	Grants of incentive stock options pursuant to the Company’s 1994 and 2000 Stock Incentive Plans.

(3)	Includes the Company’s contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Furman; $0 in 2002, $2,625 in 2001 and $2,625 in 2000. Also, $62,661 in 2002, $88,224 in 2001 and $58,876 in 2000 represents the benefit to Mr. Furman for payments of the annual premium pursuant to a split dollar life insurance policy. The benefit is measured based on the term insurance value of the life insurance purchased and a factor for lost interest on the premiums advanced. The Company may be reimbursed for its payments from the proceeds of the life insurance policy in the event of Mr. Furman’s death, termination of employment or cancellation or surrender of the policy.

(4)	Includes the Company’s contributions to the Greenbrier Leasing Corporation Deferred Benefit Plan for the benefit of Mr. Wood; $192,000 in 2002, $192,000 in 2001 and $232,000 in 2000, including a cash payment made on behalf of Mr. Wood to cover the estimated tax liability resulting from the contribution; matching contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Wood; $2,750 in 2002, $2,625 in 2001 and $2,625 in 2000; and $6,555 in 2002, $10,101 in 2001 and $7,898 in 2000 representing the benefit to Mr. Wood for payments of the annual premium pursuant to a split dollar life insurance policy. The benefit is measured based on the term insurance value of the life insurance purchased and a factor for lost interest on the premiums advanced. The Company may be reimbursed for its payments from the proceeds of the life insurance policy in the event of Mr. Wood’s death, termination of employment or cancellation or surrender of the policy.

(5)	Includes the Company’s contributions to the Greenbrier Leasing Corporation Deferred Benefit Plan for the benefit of Mr. Bisson; $60,000 in 2002, $60,000 in 2001 and $72,000 in 2000, including a cash payment made on behalf of Mr. Bisson to cover the estimated tax liability resulting from the contribution; matching contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Bisson; $1,569 in 2002, $2,625 in 2001 and $2,767 in 2000; and $14,897 in 2002, $23,470 in 2001 and $19,006 in 2000 representing the benefit to Mr. Bisson for payments of the annual premium pursuant to a split dollar life insurance policy. The benefit is measured based on the term insurance value of the life insurance purchased and a factor for lost interest on the premiums advanced. The Company may be reimbursed for its payments from the proceeds of the life insurance policy in the event of Mr. Bisson’s death, termination of employment or cancellation or surrender of the policy.

(6)	Includes the Company’s contributions to the Greenbrier Leasing Corporation Deferred Benefit Plan for the benefit of Mr. Webb; $232,000 in 2002, $232,000 in 2001 and $298,000 in 2000, including a cash payment made on behalf of Mr. Webb to cover the estimated tax liability resulting from the contribution; matching contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Webb: $2,182 in 2002, $2,663 in 2001 and $2,949 in 2000; and $10,427 in 2002, $15,758 in 2001 and $11,949 in 2000 representing the benefit to Mr. Webb for payments of the annual premium pursuant to a split dollar life insurance policy. The benefit is measured based on the term insurance value of the life insurance purchased and a factor for lost interest on the premiums advanced. The Company may be reimbursed for its payments from the proceeds of the life insurance policy in the event of Mr. Webb’s death, termination of employment or cancellation or surrender of the policy.

     No options were granted in 2002 to the Named Executive Officers.

      The following table sets forth the aggregate value of unexercised options to acquire shares of the Common Stock held by the Named Executive Officers on August 31, 2002. The Named Executive Officers exercised no options during the year ended August 31, 2002.

Aggregated Option/SAR Exercises in Last Year and Year-End Option/ SAR Values

	Number of Unexercised		Value of Unexercised in-the-Money
	Options at Year-End		Options at Year-End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan James	—	—	—	—

William A. Furman	—	—	—	—

L. Clark Wood	33,000	50,000	—	—

Robin D. Bisson	35,000	50,000	—	—

Norriss M. Webb	35,000	45,000	—	—

(1)	Calculated based upon the difference between the exercise price and the price of a share of the Company’s Common Stock on August 31, 2002. The closing price on the New York Stock Exchange of the Common Stock of the Company on August 31, 2002 was $6.15.

Employment Agreements and Other Arrangements

      Messrs. James and Furman have entered into employment agreements with the Company dated July 1, 1994 under which they have agreed to serve, respectively, as the Company’s Chairman of the Board and President and Chief Executive Officer. Each employment agreement expires on August 31, 2004. The compensation provisions of the employment agreements are described in the accompanying report of the Compensation Committee of the Board of Directors.

      Messrs. Wood, Bisson and Webb participate in a deferred benefit plan which provides for a payment as a result of a change of control (as defined). The principal terms of such plan are described in the accompanying report of the Compensation Committee of the Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

Board of Directors

The Greenbrier Companies, Inc.

      Securities and Exchange Commission rules governing disclosure of executive compensation in proxy statements require inclusion in this Proxy Statement of a report from the Compensation Committee of the Board of Directors addressing, with respect to the Company’s most recently completed year: (a) the Company’s policies regarding executive compensation generally; (b) the factors and criteria considered in setting the compensation of the Company’s Chief Executive Officer; and (c) any relationship between such compensation and the Company’s performance.

Composition of the Committee

      The Compensation Committee of the Board of Directors is established pursuant to the Company’s Amended and Restated Bylaws. The Committee is charged, among other matters, with considering and making recommendations to the Board of Directors regarding salaries and bonuses for elected officers of the Company; considering, reviewing and granting awards under the Company’s Stock Incentive Plans and administering the Plans; consulting with the Board of Directors of Greenbrier Leasing Corporation regarding awards under Greenbrier Leasing Corporation’s Deferred Benefit Plan; and considering matters of director compensation, benefits and other forms of remuneration. The Committee is comprised of at least two members of the Board of Directors, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed at the annual meeting of the Board of Directors. Messrs. Peter K. Nevitt, Victor G. Atiyeh and Benjamin R. Whiteley are the present members of the Compensation Committee.

      The Compensation Committee held four meetings during the year ended August 31, 2002.

Executive Compensation Policy Generally

      The Company’s general compensation policy extends to all employees, including executive officers. Under the policy, the Company endeavors to pay compensation, including salary and bonuses, as applicable, at levels consistent with prevailing levels of compensation for similar positions in the geographic areas in which the Company maintains operations.

      The Company believes that a significant portion of each employee’s compensation should take the form of discretionary bonuses that generally reflect the results of operations achieved by the Company. This policy extends to all levels of the Company’s employees. Under this policy, employees, other than employees covered by collective bargaining agreements, typically receive annual bonuses. The aggregate amount of such bonuses is determined at the discretion of senior management of the Company and is subject to approval by the Compensation Committee and the Board of Directors of the applicable subsidiary based primarily upon a subjective evaluation of the subsidiary’s results of operations. Within the approved bonus pool, management makes specific bonus allocations to employees. In 2002 the Company instituted salary reductions for salaried employees and substantially reduced or eliminated bonuses based upon operating results and market conditions.

Compensation of Chief Executive Officer and of Chairman of the Board of Directors

      The compensation of Mr. James, the Company’s Chairman of the Board, and of Mr. Furman, President and Chief Executive Officer, is determined pursuant to the terms and conditions of employment agreements between such officers and the Company, effective July 1, 1994. During 2002, Messrs. Furman and James received base salaries of $432,000 per year and $216,000 per year, respectively.

      In addition to base salary, the employment agreements provide for annual cash bonuses to each Messrs. Furman and James based upon the Company’s return on stockholders’ equity. As long as the Company’s return on equity is positive, the minimum bonus is $100,000. In the event the return on equity is

10%, an additional bonus of $200,000 is provided which increases ratably to $600,000 as the return on equity increases to 18%. If the return on equity exceeds 18%, the Compensation Committee has the authority to approve or recommend an additional bonus in excess of the $600,000. No bonuses were payable under the agreements with Messrs. James and Furman for the year ended August 31, 2002.

Stock Incentive Plans

      Pursuant to the 1994 Stock Incentive Plan (the “1994 Plan”), the Company reserved an aggregate of 1,380,000 shares of its Common Stock for grants of incentive stock options, non-qualified stock options and restricted stock awards to officers, directors, employees and consultants. The Compensation Committee administers the 1994 Plan. The Company has granted options for substantially all of the shares reserved under the 1994 Plan. No options were awarded under the 1994 Plan during fiscal 2002.

      Pursuant to the Stock Incentive Plan — 2000 (“the “2000 Plan”), an aggregate of 1,000,000 shares of Common Stock were reserved for grants of incentive stock options, non-qualified stock options and restricted stock awards to officers, directors, employees and consultants. The Compensation Committee administers the 2000 Plan. Neither the President and Chief Executive Officer nor the Chairman of the Board of Directors is eligible for awards under the 2000 Plan. Concurrently with adoption of the 2000 Plan, the 1994 Plan was amended to provide that shares previously reserved for awards under the 1994 Plan will not be available for future awards in the event an award lapses or the rights of the holder terminate. In 2002, the Company awarded to each Eligible Director non-discretionary options to purchase 5,000 shares of Common Stock at an exercise price of $7.58 per share.

James-Furman Supplemental 1994 Stock Option Plan

      In 1994 Messrs. Alan James and William Furman established the James-Furman Supplemental 1994 Stock Option Plan (the “James-Furman Plan”). Under the James-Furman Plan, options to purchase an aggregate of 60,000 shares of the Company’s Common Stock, owned personally by Messrs. James and Furman, were awarded to a small group of long-standing employees of the Company and its affiliates. The exercise price of options under the James-Furman Plan is $4.00 per share. Options under the James-Furman Plan are not entitled to treatment as incentive stock options under the Internal Revenue Code. The James-Furman Plan is administered by the Compensation Committee. The Board of Directors has authorized the Company to pay discretionary cash bonuses equal to 50 percent of the income estimated to have been realized by holders of James-Furman options upon the exercise of such options to partially defer the income tax effects of exercise. During fiscal year 2002, $13,000 in bonuses were disbursed pursuant to the authority so conferred.

1995 Employee Stock Purchase Plan

      All permanent employees of the Company and designated subsidiaries, including employees who are officers or directors, are eligible to participate in the Company’s 1995 Employee Stock Purchase Plan (the “Stock Purchase Plan”). Under the Stock Purchase Plan, participating employees authorize payroll deductions of up to five percent of their base pay. Amounts so contributed are used by the custodian of the Stock Purchase Plan to purchase shares of the Company’s Common Stock in open market transactions. Beginning June 1, 1996, the Company has made matching contributions to amounts contributed by employees pursuant to the Stock Purchase Plan in amounts equal to 15 percent of the aggregate amounts contributed by employees. During the year ended August 31, 2002, the Company’s matching contributions under the Stock Purchase Plan aggregated $23,192.

Retirement Savings Plans

      The Company maintains 401(k) retirement savings plans applicable to all United States employees, including executive officers. Pursuant to these plans, the Company typically matches a portion of employee contributions to the plans. The matching contribution is presently established at 25% of employee deferrals and contributions for all participants and an additional 10 percent for eligible savers who are not highly compensated. Contributions to the plans may be invested in a number of alternative investments which do not presently include the Company’s Common Stock. The Company does not maintain other retirement or profit sharing plans for executive officers or other employees.

Deferred Benefit Plan

      The Board of Directors of Greenbrier Leasing Corporation, in consultation with the Compensation Committee, administers the Greenbrier Leasing Corporation Deferred Benefit Plan. The Deferred Benefit Plan provides for supplemental non-qualified deferred compensation for certain executives of Greenbrier Leasing Corporation. Contributions to the Deferred Benefit Plan are made by January 31 of each year for the prior year and are based upon the consolidated earnings of the Company. The Company contributed $420,000 to the Deferred Benefit Plan in fiscal year 2002 in respect of fiscal year 2001. The contribution for fiscal 2002 has not yet been determined. In addition, the Company made a cash payment on behalf of each participant to cover the participant’s estimated tax liability resulting from the contribution assuming a 50 percent combined federal, state and local tax bracket. Upon a change of control (as defined), the Company will contribute a payment equal to the average allocation for the participant for the prior three Plan Years multiplied by the number of Plan Years from the effective date of the change of control to the participant’s normal retirement date.

Life Insurance

      Pending clarification of certain provisions of Sarbanes-Oxley Act of 2002, the Company has suspended payment of premiums with respect to split dollar life insurance on the lives of certain of the Company’s executive officers. In accordance with the terms of such policies, the insurance carriers have applied available cash values in payment of premiums otherwise payable in fiscal 2003.

      The Compensation Committee believes that the Company’s executive and employee compensation policies contribute to the long-term financial success of the Company. The Compensation Committee intends to annually review the structure of the Company’s executive compensation programs to ensure that policies and levels of compensation effectively link executive and stockholder interests and are consistent with the long-term investment objectives appropriate to the Company’s business.

      November 5, 2002

Peter K. Nevitt
Victor G. Atiyeh
Benjamin R. Whiteley

REPORT OF THE AUDIT COMMITTEE

Board of Directors

The Greenbrier Companies, Inc.

      The Audit Committee of the Board of Directors is established pursuant to the Company’s Amended and Restated Bylaws and the Audit Committee Charter adopted by the Board of Directors on April 4, 2000. The Board of Directors amended the Audit Committee Charter on November 5, 2002. A copy of the Charter as amended is attached hereto as Annex A.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

      The members of the Audit Committee are Peter K. Nevitt, Victor G. Atiyeh and Benjamin R. Whiteley (Chairman). Each member of the Audit Committee is independent in the judgment of the Company’s Board of Directors and as required by the listing standards of the New York Stock Exchange (“NYSE”). Members of the Audit Committee are normally appointed at the annual meeting of the Board of Directors in January of each year.

      With respect to the year ended August 31, 2002, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and the independent auditors the audited financial statements of the Company as of August 31, 2002 and for the year then ended;
•	Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America; received from the independent auditors written affirmation of their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the firm’s independence; and
•	Reviewed recent corporate governance initiatives, including provisions of the recently enacted Sarbanes-Oxley Act.

      Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of Commission Form 10-K, the Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2002 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2002 for filing with the Commission.

      November 5, 2002

Benjamin R. Whiteley
Victor G. Atiyeh
Peter K. Nevitt

PERFORMANCE GRAPH

      The following graph demonstrates a comparison of cumulative total returns for the Company’s Common Stock, the Dow Jones US Industrial Transportation Index and the Standard & Poors (S&P) 500 Index. The graph assumes an investment of $100 on August 31, 1997 in each of the Company’s Common Stock and the stocks comprising the indices. Each of the indices assumes that all dividends were reinvested and that the investment was maintained to and including August 31, 2002, the end of the Company’s 2002 year.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG THE GREENBRIER COMPANIES, INC., THE S & P 500 INDEX
AND THE DOW JONES US INDUSTRIAL TRANSPORTATION INDEX

	8/97	8/98	8/99	8/00	8/01	8/02

THE GREENBRIER COMPANIES, INC	100.00	121.90	85.76	69.44	75.32	54.28
S & P 500	100.00	108.09	151.14	175.81	132.93	108.84
DOW JONES US INDUSTRIAL TRANSPORTATION	100.00	79.10	95.54	88.75	103.43	109.20

STOCKHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information, as of October 1, 2002, with respect to beneficial ownership of the Company’s Common Stock (the only class of shares of outstanding voting securities of the Company) by each director or nominee for director, by each Named Executive Officer, by all directors and officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Amount and Nature of
Name and Address of	Beneficial		Percent of(1)
Beneficial Owner	Ownership		Class

Alan James	8,623,100	(2)	60.0%	(2)
200 One Centerpointe Drive
Lake Oswego, Oregon 97035
William A. Furman	8,623,100	(2)	60.0%	(2)
200 One Centerpointe Drive
Lake Oswego, Oregon 97035
Victor G. Atiyeh	8,800	(3)		(4)
Peter K. Nevitt	13,500	(3)		(4)
A. Daniel O’Neal, Jr.	42,291	(3)		(4)
C. Bruce Ward	11,000	(3)		(4)
Benjamin R. Whiteley	15,500	(3)		(4)
Robin D. Bisson	40,956	(3)		(4)
Norriss M. Webb	39,163	(3)		(4)
L. Clark Wood	33,300	(3)		(4)
All directors and executive officers as a group (13 persons)	8,913,660	(3)	62.0%
WM Advisors, Inc	1,150,770	(5)	8.0%
1201 Third Avenue, 22nd Floor
Santa Monica, California 90401
Dimensional Fund Advisors Inc.	1,023,000	(6)	7.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

(1)	Calculated based on number of outstanding shares as of October 1, 2002, which is 14,121,132 plus the total number of shares which the reporting persons has the right to acquire beneficial ownership within 60 days following October 1, 2002.

(2)	The shares shown as beneficially owned include 4,311,550 shares held by Mr. Furman, and 4,311,550 shares held by Mr. James which, pursuant to the terms of a Stockholders’ Agreement, are required to be voted in concert to elect each other as directors and with respect to all other matters put to a vote of the stockholders. Mr. James disclaims beneficial ownership of the shares held by Mr. Furman, and Mr. Furman disclaims beneficial ownership of the shares held by Mr. James. The shares beneficially owned by Mr. Furman include 375,000 shares held of record by the William A. Furman Charitable Remainder Unitrust. The shares beneficially owned by Mr. James include 375,000 shares held of record by the Alan James Charitable Remainder Unitrust.

(3)	The shares shown as beneficially owned included 8,500 shares for Mr. Atiyeh, 8,500 shares for Mr. Nevitt, 37,000 shares for Mr. O’Neal, 8,500 shares for Mr. Ward, 8,500 shares for Mr. Whiteley, 35,000 shares for Mr. Bisson, 39,163 shares for Mr. Webb, 33,000 shares for Mr. Wood and 247,500 shares for the group, which such persons and the group have the right to acquire by exercise of stock options within 60 days after October 1, 2002.

(4)	Less than one percent.

(5)	This information is based upon the Schedule 13G filed with the Securities and Exchange Commission by WM Advisors, Inc. dated January 2, 2002.

(5)	This information is based upon the Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. dated February 12, 2002. The reporting person states that beneficial ownership is on behalf of managed accounts of which it serves as investment manager. The reporting person disclaims beneficial ownership of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission (the “Commission”) and the New York Stock Exchange. Officers, directors and greater than 10 percent beneficial owners are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to the Company and written representations from reporting persons that no other reports were required, to the Company’s knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal year 2002 were complied with, except that tardy filings were made with respect for Form 4 reporting one sale transaction by Timothy A Stuckey and Form 3 of James T. Sharp reporting no shares owned by Mr. Sharp at the time of becoming a Section 16(a) reporting person.

RATIFICATION OF APPOINTMENT OF AUDITORS

      The Audit Committee has appointed Deloitte & Touche LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending August 31, 2003. Deloitte & Touche LLP has acted as independent public accountants for the Company since 1985. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

      Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2003 year.

      The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2003 year.

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended August 31, 2002 and for the review of the financial statements including in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $539,500.

All Other Fees

      The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under “Audit Fees” for the fiscal year ended August 31, 2002 were $225,081, which includes fees for tax consulting in the amount of $156,831 and fees for other non-audit services in the amount of $68,250.

      The Audit Committee has considered whether the provision by Deloitte of non-audit services is compatible with maintaining Deloitte’s independence.

OTHER BUSINESS

      Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

STOCKHOLDER PROPOSALS

      To be eligible for inclusion in the Company’s proxy materials for the 2004 Annual Meeting of Stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to complying with the stockholder eligibility and other requirements of the Commission’s rules governing such proposals, be received not later than August 1, 2003 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

      Stockholders may bring business before an annual meeting only if the stockholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2003 Annual Meeting by a stockholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on December 2, 2002. The notice to the Secretary must set forth as to each matter that the stockholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the stockholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the stockholder; (d) any material interest of the stockholder in such business and a description of all arrangements and understandings between such stockholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the stockholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

      A copy of the Company’s 2002 Annual Report on Form 10-K will be available to stockholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

By Order of the Board of Directors,

Kenneth D. Stephens

Secretary

November 27, 2002

Audit Committee Charter

        The Board of Directors of The Greenbrier Companies, Inc. (the “Company”) shall annually appoint from its members an Audit Committee. This Charter of the Audit Committee supplements the provisions of Article III, Section 11(b) of the Company’s Amended and Restated By-Laws and further defines the role, authority and responsibility of the Audit Committee.

Number of Members and Appointment

      The Audit Committee shall be composed of at least three members of the Board of Directors. Members of the Committee shall be appointed annually by the Board of Directors. Vacancies shall be filled by the Board of Directors.

Qualifications of Members

      Each member of the Audit Committee shall be a Director who, in the judgment of the Board of Directors, is financially literate and possesses the ability to read and understand the fundamental financial statements of the Company and its subsidiaries, including balance sheets, income statements and cash flow statements. At least one member of the Audit Committee shall, in the judgment of the Board of Directors, have accounting or related financial management expertise, which may include employment experience in finance or accounting, certification in accounting or any other comparable experience, including being, or having been, a chief executive officer or other senior officer with financial oversight responsibilities.

Independence of Members

      Members of the Audit Committee shall be free from any relationship to the Company or its subsidiaries that, in the judgment of the Board of Directors, may interfere with the exercise of their independence from management of the Company. Other than in their capacity as members of the Board of Directors, members of the Audit Committee may not be affiliates, officers or employees of the Company or any of its subsidiaries and may not accept from the Company any consulting, advisory or other compensatory fees. Appointments to the Audit Committee shall be consistent with standards for determining independence promulgated by the Securities and Exchange Commission and the New York Stock Exchange, or such other national securities exchange as shall be the principal market for trading of the Company’s securities.

Meetings, Quorum, Informal Actions, Minutes

      The Audit Committee shall meet on a regular basis. Special meetings may be called by the Chair of the Audit Committee. A majority of the members of the Audit Committee shall constitute a quorum. Concurrence of a majority of the quorum (or, in case a quorum at the time consists of two members of the Committee, both members present) shall be required to take formal action of the Audit Committee. Written minutes shall be kept for all formal meetings of the Committee.

      As permitted by section 141 of the Delaware General Corporation Law, the Audit Committee may act by unanimous written consent, and may conduct meetings via conference telephone or similar communication equipment.

      Members of the Audit Committee may meet informally with officers or employees of the Company and its subsidiaries and with the Company’s independent auditors and may conduct informal inquiries and studies without the necessity of formal meetings. The Audit Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions as, for example, review of press releases announcing results of operations.

Responsibilities

      The Company’s independent auditors shall report directly to the Audit Committee. The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between the independent auditors and the Company’s management, and, where appropriate, the replacement of the Company’s independent auditors. The Audit Committee shall approve all auditing services and all significant non-audit services to be provided to the Company by the independent auditors. The Board of Directors may, in its discretion, determine to submit to stockholders for approval or ratification the appointment of the Company’s independent auditors.

      The Audit Committee shall oversee the independence and performance of the Company’s independent auditors. The Committee shall ensure that the independent auditors periodically submit to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company and shall engage in an active dialogue with the auditors with respect to any disclosed relationships or services that may impact the auditor’s independence or objectivity. The Audit Committee shall make recommendations to the Board of Directors for appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence.

      The Audit Committee shall annually prepare and submit, for inclusion in management’s proxy statement to stockholders in connection with the annual meeting of stockholders, a report in conformity with Item 306 of Securities and Exchange Commission Regulation S-K.

      Without limiting the generality of the foregoing, the Audit Committee shall:

•	Review the scope of proposed audits to be performed with respect to the Company’s financial statements in the context of the Company’s particular characteristics and requirements.
•	Review with the independent auditors the results of the auditing engagement and any recommendations the auditors may have with respect to the Company’s financial, accounting or auditing systems.
•	Require a letter from the independent auditors concerning significant weaknesses or breaches of internal controls encountered during the course of the audit.
•	Inquire of management and the independent auditors whether any significant financial reporting issues were discussed during the course of the audit and, if so, how they were resolved.
•	Review with management and the independent auditors changes in accounting standards or rules proposed by Financial Accounting Standards Board or the Securities and Exchange Commission that may effect the Company’s financial statements.
•	Request an explanation from management and the independent auditors concerning the effects of significant changes in accounting practices or policies.
•	Inquire about significant contingencies or estimates which may effect the Company’s financial statements and the basis for the Company’s presentation of such matters.
•	Review the adequacy of the internal financial and operational controls of the Company with staff performing internal auditing functions and with the independent auditors.
•	Establish procedures for the confidential, anonymous submission by the employees, and the receipt, retention, and treatment by the Company, of the complaints regarding accounting, internal accounting controls or auditing matters.
•	At least annually, meet privately with the independent auditors in executive session to, among other matters, help evaluate the Company’s internal financial accounting and reporting staff and procedures.
•	Receive and review a draft of the financial section of the annual report to stockholders, with accompanying notes, and Management’s Discussion and Analysis.
•	Report the Committee’s activities to the full Board of Directors on a regular basis.
•	Review and assess the adequacy of this Charter on an annual basis.

Committee Resources

      The Audit Committee is authorized to employ the services of such counsel, consultants, experts and personnel, including persons already employed or engaged by the Company, as the Committee may deem reasonably necessary to enable it to fully perform its duties and fulfill its responsibilities. The Audit Committee shall determine the appropriate funding that the Company shall provide for payments of compensation to the independent auditors and to any experts employed by the Audit Committee.

Adopted by the Board of Directors April 4, 2000
Amended November 5, 2002

P
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PROXY
The Greenbrier Companies, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JANUARY 7, 2003

Solicited on Behalf of the Board of Directors of the Company

The undersigned hereby appoints William A. Furman, A. Daniel O’Neal and C. Bruce Ward as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Greenbrier Companies, Inc. to be held on Tuesday, January 7, 2003 beginning at 2:00 P.M. Portland time and at any adjournments or postponements thereof:

1.	ELECT THREE DIRECTORS:

☐	VOTE FOR all nominees listed (except as marked to the contrary below).

Instruction: To withhold authority to vote for an individual nominee, strike a line through the nominee’s name below.

Alan James
William A. Furman
C. Bruce Ward

☐	WITHHOLD AUTHORITY to vote for all nominees listed.

2.	RATIFY APPOINTMENT OF DELOITTE & TOUCHE LLP as the Company’s independent auditors for 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(please sign on reverse side)
Ù PLEASE VOTE, SIGN, AND RETURN THE ABOVE PROXY Ù

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Tuesday, January 7, 2003.

Whether or not you plan to attend this meeting, please sign, date, and return your proxy form above as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented.

Kenneth D. Stephens, Secretary

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

     Please date and sign exactly as your name or names appear below. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

Dated:	,

Signature or Signatures

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE